Exhibit 99.1

      PRESS RELEASE

For Release:                  Immediate

Contact:                          Matt Pudlowski (314/877-7091) or Scott Monette (314/877-7113)

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL 2010

St. Louis, MO, May 6, 2010 … Ralcorp Holdings, Inc. (NYSE:RAH) today filed its Quarterly Report on Form 10-Q for the period ended March 31, 2010.  Reported diluted earnings per share (EPS) were $.84 for the quarter ended March 31, 2010 compared to $1.23 for the corresponding period last year, including the effects of certain special items related to goodwill impairment, Ralcorp’s former investment in Vail Resorts, Inc. (NYSE:MTN), and the Post Foods acquisition as follows:

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Goodwill impairment loss	$(.23)	$-	$(.23)	$-
Gain on forward sale contracts	-	.22	-	.47
Gain on sale of securities	-	-	-	.18
Equity in earnings of Vail Resorts, Inc.	-	.12	-	.05
Post Foods transition and integration costs	(.05)	(.09)	(.05)	(.17)

Second quarter diluted EPS excluding the above special items were $1.12 compared to $.98 last year, a 14% increase.  Total segment profit contribution grew 13% excluding the incremental amounts from Harvest Manor Farms (Harvest Manor), acquired March 20, 2009 and included in the Snacks, Sauces & Spreads segment.

Other reported results for the quarter ended March 31, 2010 included:
•
Net sales increased 2% from last year’s second quarter, primarily as a result of $42.3 million of sales from Harvest Manor partially offset by declines in most other businesses.  Excluding Harvest Manor sales, second quarter sales volume was up 2%, but net selling prices were reduced in several product categories as a result of contract terms, competitors’ pricing actions, or product promotions.

•	Total segment profit contribution was up 15% from a year ago, primarily due to lower raw material costs and the Harvest Manor acquisition.
•
Earnings before income taxes and equity earnings were $73.8 million (compared to $98.5 million a year ago), including the goodwill impairment loss, Post transition and integration costs, and the prior year gains on the Vail forward sale contracts and the sale of Vail shares.

•	Net earnings were $46.7 million compared to $70.2 million last year.
•
Adjusted EBITDA (defined below) was $157.2 million compared to $139.3 million last year, largely due to lower ingredient costs as well as lower transition and integration costs and incremental EBITDA from Harvest Manor.

Effective October 1, 2009, the Company reorganized its management reporting to combine the businesses formerly included in separate Snacks and Sauces & Spreads segments into a single operating segment named Snacks, Sauces & Spreads.  In addition, the Company now provides separate information for Branded Cereal Products and Other Cereal Products (formerly combined as Cereals).  Segment results and other key measures are summarized in the following tables (in millions):

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net Sales
Branded Cereal Products	$260.6	$279.4	$506.5	$535.7
Other Cereal Products	193.3	194.4	388.2	387.4
Snacks, Sauces & Spreads	338.2	295.9	707.5	623.7
Frozen Bakery Products	172.9	176.8	354.7	367.9
Total	$965.0	$946.5	$1,956.9	$1,914.7

Profit Contribution
Branded Cereal Products	$55.0	$56.5	$104.1	$108.7
Other Cereal Products	22.0	21.6	46.2	43.5
Snacks, Sauces & Spreads	40.5	24.3	88.0	54.0
Frozen Bakery Products	18.2	15.4	44.6	30.4
Total segment profit contribution	135.7	117.8	282.9	236.6
Interest expense, net	(23.9)	(23.6)	(50.4)	(49.9)
Restructuring charges	(.1)	(.2)	(.8)	(.3)
Goodwill impairment loss	(20.5)	-	(20.5)	-
Gain on forward sale contracts	-	19.6	-	42.1
Gain on sale of securities	-	-	-	15.8
Stock-based compensation expense	(4.5)	(2.9)	(9.5)	(7.0)
Post Foods transition and integration costs	(4.2)	(7.8)	(4.8)	(14.9)
Other unallocated corporate expenses	(8.7)	(4.4)	(17.5)	(13.1)
Earnings before Income Taxes
and Equity Earnings	$73.8	$98.5	$179.4	$209.3

Reconciliation of Adjusted EBITDA to Net Earnings
Adjusted EBITDA	$157.2	$139.3	$327.7	$275.4
Depreciation and amortization	(39.0)	(36.8)	(77.4)	(74.1)
Interest expense, net	(23.9)	(23.6)	(50.4)	(49.9)
Goodwill impairment loss	(20.5)	-	(20.5)	-
Gain on forward sale contracts	-	19.6	-	42.1
Gain on sale of securities	-	-	-	15.8
Income taxes	(27.1)	(35.3)	(65.5)	(76.5)
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	-	7.0	-	2.9
Net Earnings	$46.7	$70.2	$113.9	$135.7

Special Items Related to Goodwill Impairment, Vail Resorts, Inc., and Post Foods
The Company’s reporting units are tested for impairment in the fourth fiscal quarter, after the annual forecasting process.  These tests are updated quarterly as needed.  In March 2010, a goodwill impairment loss of $20.5 million was recognized in the Snacks, Sauces & Spreads segment related to the Linette chocolate reporting unit.  Factors culminating in the impairment included reduced sales to a major customer, the inability to quickly replace the lost volume, and changes in anticipated ingredient cost trends, leading to shortfalls in EBITDA (earnings before interest, income taxes, depreciation and amortization) relative to forecasts.  Estimated fair values of the reporting segment and its identifiable net assets were determined based on the best information available, including the results of valuation techniques such as EBITDA multiples and expected present value of future cash flows based on revised forecasts.
Prior year earnings were affected by changes in the fair value of the Company’s forward sale contracts related to its shares of Vail Resorts, Inc. (Vail), gains on the sale of Vail shares, and equity method losses from its investment in Vail.  Fair value adjustments on forward sale contracts resulted in a non-cash gain of $19.6 million for the quarter ended March 31, 2009.  The remaining forward sale contracts were settled and all remaining shares of Vail common stock were sold during the remainder of fiscal 2009.  As of September 30, 2009, Ralcorp no longer owned any shares of Vail common stock.
As planned, Ralcorp has continued to incur costs related to transitioning Post Foods into Ralcorp’s operations, albeit at a much lower level than in the prior year.  Costs relate to integration projects including decoupling the cereal assets of Post Foods from those of other operations of Kraft Foods Inc. (the former owner), developing stand-alone Post Foods information systems, developing independent sales, logistics and purchasing functions for Post Foods, and other significant integration undertakings.  While a portion of those costs are capitalized, the expense portion totaled $4.2 million and $7.8 million in the three months ended March 31, 2010 and 2009, respectively.

Additional Information
The following measures do not comply with accounting principles generally accepted in the United States, or GAAP, because they are adjusted to exclude certain cash and non-cash income and expenses.  These measures should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP.  These non-GAAP financial measures are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.
•
Adjusted EBITDA, as presented herein, is defined as earnings before interest, income taxes, depreciation, and amortization, excluding equity method earnings and other gains or losses related to the Company’s investment in Vail Resorts, Inc. and goodwill impairment losses.  Ralcorp presents Adjusted EBITDA because management believes it provides a more complete understanding of the factors and trends affecting the business than GAAP measures alone.  Ralcorp's board of directors, management, and investors use Adjusted EBITDA to assess the Company's performance because it allows them to compare operating performance on a consistent basis across periods by removing the effects of capital structure (such as varying levels of interest expense), asset base (such as depreciation, amortization, and impairment), items largely outside the control of the management team (such as income taxes), and items related to the Company’s former investment in Vail Resorts, Inc.

•
Diluted earnings per share excluding special items is an additional measure for comparing the earnings generated by operations between periods, without the effects of certain special items related to goodwill impairment, Ralcorp’s former investment in Vail Resorts, Inc., and the Post Foods acquisition (as described above).

•
Total segment profit contribution is an accumulation of the GAAP measures of profit contribution for each reportable segment that are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.

    For additional information regarding the Company’s results, refer to the comparative statements of earnings below, as well as the financial statements and management’s discussion and analysis included in its Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed May 6, 2010.

    Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Net Sales	$965.0	$946.5	$1,956.9	$1,914.7
Cost of products sold	(698.6)	(687.1)	(1,417.7)	(1,409.0)
Gross Profit	266.4	259.4	539.2	505.7
Selling, general and administrative expenses	(148.1)	(156.7)	(288.1)	(304.1)
Interest expense, net	(23.9)	(23.6)	(50.4)	(49.9)
Restructuring charges	(.1)	(.2)	(.8)	(.3)
Goodwill impairment loss	(20.5)	-	(20.5)	-
Gain on forward sale contracts	-	19.6	-	42.1
Gain on sale of securities	-	-	-	15.8
Earnings before Income Taxes
and Equity Earnings	73.8	98.5	179.4	209.3
Income taxes	(27.1)	(35.3)	(65.5)	(76.5)
Earnings before Equity Earnings	46.7	63.2	113.9	132.8
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	-	7.0	-	2.9
Net Earnings	$46.7	$70.2	$113.9	$135.7

Earnings per Share
Basic	$.85	$1.25	$2.06	$2.41
Diluted	$.84	$1.23	$2.03	$2.38

Weighted Average Shares
for Basic Earnings per Share	54,541	56,108	55,232	56,078
Dilutive effect of:
Stock options	333	416	340	479
Stock appreciation rights	439	134	291	145
Restricted stock awards	184	266	167	206
Weighted Average Shares
for Diluted Earnings per Share	55,497	56,924	56,030	56,908